UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 5, 2017
(Date of earliest event reported)
Qorvo, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36801	46-5288992
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

7628 Thorndike Road, Greensboro, North Carolina 27409-9421
(Address of principal executive offices)
(Zip Code)
(336) 664-1233
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 1.01.	Entry into a Material Definitive Agreement.
On December 5, 2017 (the “Closing Date”), Qorvo, Inc. (the “Company”) and certain material domestic subsidiaries of the Company (the “Guarantors”) entered into a five-year unsecured senior credit facility pursuant to a credit agreement with Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), swing line lender, and L/C issuer, and a syndicate of lenders (the “Credit Agreement”). The Credit Agreement includes: (i) a $300 million senior revolving line of credit (the “Revolving Facility”); and (ii) a $400 million senior delayed draw term loan (the “Term Loan”; together with the Revolving Facility, the “Credit Facility”). $100 million of the Term Loan was funded on the Closing Date, with the remainder available in up to two advances within six months following the Closing Date. Up to $25 million of the Revolving Facility may be used for the issuance of standby letters of credit. Up to $10 million of the Revolving Facility may be used for swingline advances (i.e., short-term borrowings made available from the lead lender). The Company may request at any time that the Credit Facility be increased by up to $300 million, subject to securing additional funding commitments from the existing or new lenders. The Company’s obligations under the Credit Agreement are jointly and severally guaranteed by the Guarantors. The Credit Facility is available to finance working capital, capital expenditures and other lawful corporate purposes. In connection with the execution of the Credit Agreement, on the Closing Date, that certain credit agreement dated as of April 7, 2015, as amended, among the Company, certain subsidiaries of the Company as guarantors, Bank of America, N.A., and a syndicate of other lenders party thereto (the “2015 Credit Agreement”) was terminated by the Company and the Company’s obligations and the guarantees of certain of the Company’s subsidiaries under the 2015 Credit Agreement were terminated and released.

At the Company’s option, loans under the Credit Agreement will bear interest at (i) the Applicable Rate (as defined in the Credit Agreement) plus the Eurodollar Rate (as defined in the Credit Agreement) or (ii) the Applicable Rate plus a rate equal to the highest of (a) the federal funds rate plus 0.50%, (b) the prime rate of the Administrative Agent, or (c) the Eurodollar Base Rate (as defined in the Credit Agreement) plus 1.0% (the “Base Rate”). All swingline loans will bear interest at a rate equal to the Applicable Rate plus the Base Rate. The Eurodollar Rate is the rate per annum equal to the reserve adjusted London Interbank Offered Rate (or a comparable or successor rate), for dollar deposits for interest periods of one, two, three, six or twelve months, as selected by the Company. The Applicable Rate for Eurodollar Rate loans ranges from 1.125% per annum to 1.375% per annum and will initially be set at 1.250% per annum until the delivery of the Company’s first compliance certificate to the lenders. The Applicable Rate for Base Rate loans ranges from 0.125% per annum to 0.375% per annum, and will initially be set at 0.250% per annum until the delivery of the Company’s first compliance certificate to the lenders. Undrawn amounts under the Revolving Facility and Term Loan are subject to a commitment fee ranging from 0.15% to 0.25%. Interest for Eurodollar Rate loans will be payable at the end of each applicable interest period or at three-month intervals, if such interest period exceeds three months. Interest for Base Rate loans will be payable quarterly in arrears. The Company will pay a letter of credit fee equal to the Applicable Rate multiplied by the daily amount available to be drawn under any letter of credit, a fronting fee, and any customary documentary and processing charges for any letter of credit issued under the Credit Agreement.

The Credit Agreement contains various conditions, covenants and representations with which the Company must be in compliance in order to borrow funds and to avoid an event of default, including financial covenants that the Company must maintain (i) a consolidated leverage ratio not to exceed 3.00 to 1.00 as of the end of any fiscal quarter of the Company, provided that in connection with a permitted acquisition in excess of $300 million, the Company’s maximum consolidated leverage ratio may increase on two occasions during the term of the Credit Facility to 3.50 to 1.00 for four consecutive fiscal quarters, beginning with the fiscal quarter in which such acquisition occurs (the “Leverage Ratio”) and (ii) an interest coverage ratio not to be less than 3.00 to 1.00 as of the end of any fiscal quarter of the Company (the “Interest Coverage Ratio”).

The Credit Agreement restricts sales and other dispositions of assets, but permits dispositions so long as: (a) the aggregate net book value of all assets transferred in a transaction does not exceed 10% of consolidated total assets and the aggregate net book value of all assets transferred during the term of the Credit Agreement does not exceed 40% of consolidated total assets and (b) the Company is in pro-forma compliance with the Leverage Ratio covenant and the Interest Coverage Ratio covenant.

The Credit Agreement also contains customary events of default. The occurrence of an event of default can result in the exercise of remedies including an increase in the applicable rate of interest by 2.00%, termination of undrawn commitments under the Credit Facility, declaration that all outstanding loans are due and payable and requiring cash collateral deposits in respect of outstanding letters of credit. Outstanding amounts are due in full on the maturity date of December 5, 2022 (with amounts borrowed under the swingline option due in full no later than ten business days after such loan is made), subject to scheduled amortization of the Term Loan principal as set forth in the Credit Agreement prior to the maturity date.

The foregoing summary of the Credit Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.
In connection with its entry into the Credit Agreement, the Company terminated the 2015 Credit Agreement. The information set forth under Item 1.01 above relating to the 2015 Credit Agreement is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 above relating to the Credit Agreement is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1
Credit Agreement, dated as of December 5, 2017, by and among Qorvo, Inc., as the Borrower, certain subsidiaries of the Borrower identified therein, as the Guarantors, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, the other lenders party thereto, and Wells Fargo Bank, National Association, TD Bank, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., PNC Bank, National Association, and Bank of the West, as Co-Syndication Agents.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Qorvo, Inc.

By:	/s/ Mark J. Murphy
Mark J. Murphy
Chief Financial Officer

Date:    December 6, 2017